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                                                                    Exhibit 10.2

                             DISTRIBUTION AGREEMENT

         THIS DISTRIBUTION AGREEMENT ("AGREEMENT") is made as of the 6th day of September, 2005 (the "EFFECTIVE DATE"), by and between BioPad Ltd., an Israeli corporation ("BIOPAD") and Synova Pre-Natal Healthcare, Inc., a Delaware corporation ("SYNOVA").

                                    RECITALS

         BioPad is in the business of researching, developing, and manufacturing products designed for fetal monitoring and products related thereto; presently, such products are limited to the products set forth in EXHIBIT A to this Agreement (the "LICENSED PRODUCTS");

         Synova is in the business of marketing, distributing, and selling consumer health care products;

         BioPad desires that Synova market, distribute, and sell, and Synova desires to market, distribute, and sell, the Licensed Products, as more fully set forth in this Agreement;

         NOW, THEREFORE, for and in consideration of the promises and the covenants, terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound legally, BioPad and Synova hereby agree as set forth herein.

1. DEFINITIONS

         In addition to the terms defined elsewhere in this Agreement, the following words and phrases, whenever capitalized in this Agreement, shall have the following meanings:

         1.1 "CONTRACT YEAR" means, for the first Contract Year, that period of time commencing on the Effective Date and ending as of the first anniversary thereof, and for all subsequent Contract Years, the twelve (12) month period commencing as of the day after the last day of the previous Contract Year.

         1.2 "DISTRIBUTION YEAR" means each annual period beginning as of the date that Synova first offers for sale in general commerce a Licensed Product (or, as applicable, as of the anniversary of that date).

         1.3 "FDA" means the United States Food and Drug Administration or any successor agency thereof.

         1.4 "KNOW-HOW" means any and all information, inventions, discoveries, designs, composition, construction, concepts, ideas, data, and material pertaining to the Licensed Products, including, without limitation, the research, development, and manufacture thereof.

         1.5 "PATENT RIGHTS" means the patent applications identified in EXHIBIT B and any and all Letters Patent of the United States which have been or hereafter may be granted thereon or regarding any other Licensed Products (including, without limitation, improvements thereof)

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and all reissues and extensions thereof (including, without limitation, all proceeds thereof and the rights to sue for past, present and future infringement), all applications for Letters Patent which have been or hereafter may be filed for any patent or patents regarding Licensed Products in any country or countries foreign to the United States (and any and all divisions, renewals, continuations, and continuations-in-part thereof), all Letters Patent which have been or hereafter may be granted or issued for any such patents in any country or countries foreign to the United States, and any and all right, title, and interest in, to, or under the foregoing, including, without limitation, the right to sue for past infringement.

         1.6 "QUALITY SYSTEMS AND GMP REQUIREMENTS" means the current and any future quality system and good manufacturing practices regulations under 21 C.F.R. Part 820, as amended, to the extent that such regulations are applicable to the Product, as such regulations are implemented by the FDA.

         1.7 "SPECIFICATIONS" means those product, labeling, packaging and performance specifications established for the Licensed Products as agreed upon by the parties.

         1.8 "MARKETING Materials" means any and all information, data, and material pertaining to the Licensed Products and made available by BioPad, including, without limitation, the research, development, and manufacture thereof, that may assist Synova in the marketing, promotion, distribution, or sale of the Licensed Products as permitted under this Agreement.

         1.9 "Territory" means North America, including, without limitation, the United States of America, Canada, and Mexico.

2. DISTRIBUTION, PURCHASE AND SALE

         2.1 Appointment. (a) BioPad hereby grants Synova, and Synova hereby accepts, the sole and exclusive right to market, promote, sell, offer to sell, and distribute the Licensed Products in the Territory. (For the avoidance of doubt, end users of the Licensed Products shall have the right to use the Licensed Products.) (b) In addition, BioPad hereby grants Synova, and Synova hereby accepts, a non-exclusive right to use the Marketing Materials in connection with Synova's exercise of the rights granted in Paragraph (a), above. Synova shall not distribute, purchase or manufacture any product which is compatible to a Licensed Product.

         2.2 Purchase and Sale. Synova shall have the right to purchase the Licensed Products from BioPad and BioPad shall supply, or shall cause to be supplied, to Synova such quantities of the Licensed Products as may be ordered by Synova from time to time, up to the quantities specified in Section 3.5 hereinafter, and any additional quantities as may be ordered by Synova from time to time and approved by BioPad (orders for all such quantities shall be referred to as "APPROVED ORDERS"). BioPad shall supply, or cause to be supplied, to Synova with the quantities of Licensed Products ordered by Synova under Approved Orders prior to supplying, or causing to be supplied, any orders for Licensed Products from any other person or entity. Synova shall purchase the Licensed Products only from BioPad; unless otherwise agreed upon by the parties, BioPad shall not sell, and Synova shall not purchase, elements or components of the Licensed Products separate or apart from the Licensed Products.

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         2.3 Synova shall have the right to appoint and authorize
subdistributors to exercise the marketing, promotion, distribution, and sale and related rights granted to Synova under Section 2.1, above, and Section 7.2, below (the subdistributors to which Synova grants such rights are referred to herein as "SUBDISTRIBUTORS"). Upon BioPad's request, Synova will provide BioPad with a list of then-current Subdistributors and Synova's strategy and plans for distributing the Licensed Products through the Subdistributors.

         2.4 Synova shall provide to BioPad in advance its proposed marketing strategy and plans. Such proposed strategy and plans shall be provided to BioPad at least thirty (30) days prior to full implementation of the strategy and plans.

         2.5 Synova shall not make any representations and warranties as to the Licensed Products, other than those contained in written information provided by BioPad or authorized in writing in advance by BioPad. Synova shall be responsible for any representations and warranties made by it as to Licensed Products which are not contained in written information provided by BioPad or authorized by BioPad as abovementioned and shall indemnify, for and hold BioPad harmless, from any claims and expenses resulting from such representations or warranties only as and to the extent expressly set forth in Section 10.2.

         2.6 In the event that BioPad shall, at any time during the term of this Agreement, desire to market, promote, sell, offer to sell or distribute the Licensed Products outside of the Territory (whether on its own or through a third party), it will first offer, in writing, the right to do so to Synova ("BIOPAD'S OFFER"). If within sixty (60) days after Synova receives BioPad's Offer (the "OPTION PERIOD"), Synova does not notify BioPad in writing that Synova desires to obtain such rights, BioPad may retain such rights to itself or grant to any other person or entity such rights. On the other hand, if, within the Option Period, Synova notifies BioPad in writing that Synova desires to obtain such rights and provides the terms on which it wishes to obtain such rights ("SYNOVA'S OFFER") then BioPad will have the option either to accept Synova's Offer or to grant such rights to a third party within sixty (60) days from its receipt of Synova's Offer at better terms for BioPad. If, within the said period of sixty (60) days, BioPad shall not conclude a binding written agreement with a third party to market, promote, sell, offer to sell or distribute the Licensed Products outside the Territory as abovementioned, it shall have the right to accept Synova's Offer, and, if BioPad shall not accept Synova's Offer, the abovementioned procedure shall apply again, anew.

3. PURCHASE PRICE, ORDERS, PRODUCT SUPPLY

         3.1 Purchase Price. BioPad shall charge Synova, and Synova shall purchase the quantities of the Licensed Products ordered by Synova and made available for shipment to Synova pursuant to and in accordance with this Agreement, at the purchase prices set forth on EXHIBIT A (the "PURCHASE PRICE").

         3.2 Orders.

         (a) At least one hundred eighty (180) days prior to the beginning of each Distribution Year, Synova shall provide BioPad with an estimated forecast for the Licensed Products to be

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ordered in the said Distribution Year. Synova shall provide such forecast in good faith, but such forecast shall not be binding in any manner upon Synova. BioPad shall notify Synova in writing within forty-five (45) days after receiving the forecast from Synova of the quantities of Licensed Products (greater than the quantities set forth in Section 3.5) that BioPad will be able to supply under this Agreement for the Distribution Year and the delivery dates for such additional quantities ("SUPPLEMENTAL NOTIFICATION").

         (b) At least ninety (90) days before the beginning of each Distribution Year, Synova will place an order for the Licensed Products for the said Distribution Year based on the Supplemental Notification, specifying quantities, delivery dates, and shipping instructions. Each such order submitted for the first two (2) Distribution Years shall be accompanied by an Irrevocable Letter of Credit ("LC") in the amount of the whole order, issued by any of the U.S. financial institutions identified in EXHIBIT C hereto or any other financial institution approved by BioPad; provided, however, to the extent that BioPad has a commercially reasonable basis for removing a financial institution from EXHIBIT C, BioPad shall have the right to remove from EXHIBIT C within ninety
(90) days after the Effective Date any financial institution listed thereon, upon written notice to Synova (including in such notice reasonable detail of all of the reasons for such removal) with such ninety (90) day period. No other writings will be binding on the parties relative to any Synova orders unless signed by both parties.

         3.3 Delivery and Invoicing.

         (a) BioPad shall issue an invoice for each shipment to Synova of the Licensed Products, which shall be included with the shipment for the Licensed Products (as described in Paragraph (b), below).

         (b) Each shipment shall be EXW and shall be accompanied by the original shipment documents:

             (1) One original and two copies of BioPad's invoice;

             (2) Bill of Lading;

             (3) Packing List;

             (4) Certificate of Insurance, if insurance will be done by BioPad, at the request of Synova on Synova's account; and,

             (5) Certificate of Origin.

             (all of the above, the "SHIPPING DOCUMENTS").


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         (c) (i) Synova shall pay to BioPad the amount due for each shipment of the Licensed Products within thirty (30) days after the date of the bill of lading accurately completed by the shipper selected by Synova; provided, however, if any LC currently issued in connection with Section 3.2(b), BioPad shall have the right to present a demand for such amount due against the LC upon presentation of copies of the Shipping Documents delivered to Synova (except the insurance) (and no such thirty (30) day payment period or interest obligation under Paragraph (f), below, shall apply). Without limiting anything else, at all times Synova shall have the option pay any amount due to BioPad directly, instead of by way of BioPad presenting a demand for payment pursuant to an LC.

             (ii) The amount of any LC currently issued in connection with
Section 3.2(b) shall be immediately reduced by the amount of payments made by Synova under this Agreement and by the amount of payments made to BioPad against the LC or, at Synova's option, a new LC shall be issued reflecting the reduced amount in any case(s).

         (d) Customs (if any) on the Licensed Products shipped to Synova shall be borne and paid by Synova.

         (e) The payments to BioPad shall be net, free of any sales tax, property tax, exiles tax, duties and any other taxes imposed by federal, state or municipal taxing authorities and without any withholding tax.

         (f) Any amount due that is to be paid under Paragraph (c), above, that is not paid on its due date shall bear interest at the LIBOR (one month) rate plus 2.5%, accumulated every three months, which rate appears in the paper version of The Wall Street Journal as of or next available after the date the amount was due.

         (g) To the extent that (a)(i) Synova fails to pay to BioPad any amount due under this Agreement for a shipment of Licensed Products supplied by BioPad under this Agreement, (ii) as a direct result of such failure BioPad then has grounds to immediately terminate this Agreement under Section 11.2, and (iii) BioPad has exhausted all rights and remedies available to it to enforce Synova's obligation to pay such amount (other than termination of this Agreement) and (b) there is no LC currently issued in connection therewith, then (c) BioPad, and only BioPad, shall have the right to demand that Synova Health Care, Inc. pay such amount, but BioPad may only exercise such right within two (2) years following the date such amount first became due.

         3.4 Research and Development. BioPad shall exercise best efforts to continue to research, develop, and manufacture the Licensed Products, and to research, develop, and manufacture new and alternative versions of and improvement to the Licensed Products ("IMPROVED LICENSED PRODUCTS"). Upon the development of any Improved Licensed Products, each such Improved Licensed Product shall be added to EXHIBIT A and shall be treated as a Licensed Product (and shall be given a unique catalog or other identifying number). BioPad shall consult with and keep currently advised Synova prior to and during the research, development, and manufacture of Licensed Products and Improved Licensed Products and shall,
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upon Synova request, discuss in good faith options for and alternatives to research, develop, and manufacture products designed for fetal monitoring and products related thereto.

         3.5 Minimum Quantities. In the event that Synova fails to order:

         (a) For distribution in the USA: in the first Distribution Year at least 40,000 BioPad Fetal Monitor units; in the second Distribution Year at least 120,000 BioPad Fetal Monitor units; in the third and future Distribution Years at least 200,000 BioPad Fetal Monitor units;

         (b) For distribution in Canada: in the first Distribution Year 4,000 BioPad Fetal Monitor units; in the second Distribution Year at least 12,000 BioPad Fetal Monitor units; in the third and future Distribution Years at least 20,000 BioPad Fetal Monitor units;

         and shall not order the difference between the abovementioned amount and the BioPad Fetal Monitor units actually ordered in that Distribution Year, to be shipped within ninety (90) days after the beginning of the next Distribution Year, in addition to the quantities to be ordered for the next Distribution Year, then BioPad, upon thirty (30) days' prior written notice to Synova, shall have the option and be entitled to terminate this Agreement or to terminate the exclusivity rights of Synova for the BioPad Fetal Monitor in that country within the Territory;

         provided, however, in the event that (x)(i) BioPad fails to prosecute or otherwise abate any infringement, misappropriation, or potential infringement or misappropriation of any Know-How or Patent Rights, or (ii) Synova fails to meet any obligation under this Agreement due to any event or condition of force majeure, such as, for example, any act of God or nature, war, terrorism, civil disturbance, sabotage, riot or public disorder, work stoppage, strike, accident, or action, omission, or restraint of any government agency, such failure shall be excused and (y) BioPad shall not have the right to terminate this Agreement or to terminate the exclusivity rights of Synova for any country within the Territory.

         (c) In the event that new and alternative Licensed Products shall be added to EXHIBIT A, the abovementioned quantities will be adjusted as shall be agreed between the parties in good faith and pursuant to commercially reasonable negotiation.

         3.6 Reports. Synova will provide to BioPad monthly reports of the identities of Subdistributors (to the extent not otherwise provided pursuant to Section 2.3) and sales of the Licensed Products within 15 days after the end of each month and annual reports, prepared or approved by an accountant of Synova, within 60 days after the end of each year. Any failure by Synova to provide any monthly reports as provided herein shall not be a breach of this Agreement if, instead, such reports are provided on a quarterly basis.

4. MANUFACTURE, PACKAGING AND QUALITY ASSURANCE

         4.1 Manufacture. BioPad shall manufacture the Licensed Products in accordance with all applicable laws and regulations, including, without limitation, the Quality Systems and GMP Requirements.

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         4.2 Product Description and Packaging. BioPad shall package and supply the Licensed Products in the manner agreed upon by the parties. To the extent that BioPad is to use particular art work in connection with the packaging of the Licensed Products, unless otherwise agreed upon by the parties Synova will specify and provide BioPad with such art work.

         4.3 Changes to Product. BioPad shall notify Synova in writing at least sixty (60) days prior to any proposed changes in its manufacturing procedures, materials, equipment used or processes, which effect Licensed Product fit, form or function. BioPad shall not make any changes to any Licensed Product that would require a new, amended, or updated 510(k) registration with the FDA. Unless approved in advance by Synova, which approval will not be withheld unreasonably, BioPad shall not make any change to the Licensed Products that requires Synova to incur additional effort, cost, or expense or otherwise negatively impacts Synova. Without limiting the foregoing, if any change to BioPad's manufacturing procedures, materials, equipment used or processes, if implemented, likely would materially change any Licensed Product or Synova's rights or obligations under this Agreement, Synova shall have the right to terminate this Agreement immediately upon thirty (30) days' advance written notice to BioPad.

         4.4 Rejected Goods/Shortages.

             (a) Synova shall notify BioPad, within 30 days after Synova's receipt of shipment, of any Licensed Product shipped to Synova that does not conform to the Specifications or is the subject of a manufacturing or other defect, or of any shortage in quantity of any Licensed Product shipment (each, a "REJECTION EVENT").

             (b) BioPad shall, in its discretion (i) and at its sole cost and expense, replace all such Licensed Product or make up the shortage or (ii) issue to Synova a payment for all amounts paid for such Licensed Products and for all costs and expenses incurred by Synova in connection with the delivery of such Licensed Products, within forty-five (45) days of receiving notice of the Rejection Event from Synova or, to the extent agreed upon by Synova together with the next shipment after receiving notice of the Rejection Event from Synova. BioPad shall make arrangements with Synova for the return or destruction of any rejected Licensed Product, such return shipping charges to be paid by BioPad.

         4.5 Expiration Period. All Licensed Products supplied by BioPad to Synova shall have an expiration date of at least twenty (20) months after the date of shipment of such Licensed Product to Synova, unless advance written approval is obtained from Synova by BioPad to ship Licensed Product with a shorter expiration period.

         4.6 Inspection by Synova. Synova reserves the right to inspect BioPad's facilities at Synova's sole cost and expense, as reasonably necessary, to verify compliance by BioPad with the terms and conditions of this Agreement. Exercise by Synova of such right shall be subject to the following conditions: (a)(i) without good cause shown (for example BioPad's failure to remedy problems), Synova shall be entitled to conduct only one (1) inspection per Contract Year;
(ii) with good cause shown, Synova shall be entitled to conduct such number of inspections per Contract Year as Synova reasonably determines is appropriate under the circumstances; (b) Synova inspections shall be conducted only after reasonable advance written

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notice of the audit is provided by Synova to BioPad; and, (c) all information gathered and data reviewed during any such inspection shall be "Confidential Information" subject to the provisions of Article 9 of this Agreement. BioPad shall at all times maintain complete and accurate books and records pertaining to its performance of its obligations set forth in this Agreement, which Synova shall have the right to audit to verify compliance by BioPad with the terms and conditions of this Agreement. BioPad shall provide commercially reasonable cooperation to Synova in the performance of inspections by or on behalf of Synova, including, without limitation, providing reasonable access to all documents relevant to the development and manufacture of any Licensed Product sold to Synova or contemplated for sale to Synova.

         4.7 Inspection by BioPad. The provisions of Section 4.6 shall apply, mutatis mutandis, to inspections by BioPad.

5. CUSTOMER SUPPORT, COMPLAINTS AND RETURNS

         5.1 Customer Complaints. BioPad or Synova, as the case may be, shall respond in writing to any inquiry, customer complaint, nonconformity or corrective or preventative action request, within ten (10) days of written request therefor. BioPad or Synova, as the case may be, shall promptly provide a copy of all such writings to the other party.

         5.2 Returned Product. In the event any customer of Synova rejects or returns a Licensed Product to Synova as a result of performance problems or other deficiencies, noncompliance of any Licensed Product with its Specifications, or any failure of BioPad to perform in accordance herewith any of its obligations under this Agreement, BioPad shall, at its sole cost and expense promptly replace such Licensed Product and ship the Licensed Product in accordance with Synova's instructions therefor. Additionally, BioPad shall pay all costs and expenses of shipping the rejected Licensed Product to BioPad. BioPad shall not repackage any returned Licensed Product for sale to Synova.

6. REGULATORY MATTERS

         6.1 Regulations. BioPad will be responsible for and bear the cost of the minimum number of clinical trials of the Licensed Products required by the FDA and Synova will be responsible for and bear the cost of any additional clinical trials as determined by Synova and any 510(k) registrations, filings or updates necessary with the FDA and/or United States Centers for Disease Control in order for Synova to market any Licensed Product in the United States, or any other registrations, filing or updates necessary to market any Licensed Products in any other country included in the Territory. BioPad will not conduct, authorize, or have conducted or authorized any number of clinical trials exceeding the minimum number of clinical trials of the Licensed Products required by the FDA without Synova's advance written consent. Synova will, at its cost, employ the services of a chief scientific and technical officer to oversee and manage the aforementioned clinical trial process.

         6.2 Regulatory Inquiry. Each party promptly and, in any event, within five (5) days of receipt of any notice of inquiry from any local, state, national, or international regulatory

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agency or government department, shall inform the other in writing of such formal or informal inquiry relating to any Licensed Product.

         6.3 Recall. If any Licensed Product defect or any final, non-appealable governmental or court action or any voluntary action results in the recall, destruction or withholding from market of any Licensed Product sold under this Agreement (hereinafter "RECALL"); BioPad shall bear all costs and expenses of and shall be responsible for all corrective actions and agency communications associated with such Recall, provided it is BioPad's fault and the abovementioned shall apply to Synova if it is Synova's fault. Synova will provide BioPad with reasonable access to those Synova customers affected by the Recall, to the extent practicable, and all information received or compiled by Synova from such customers or otherwise with respect to such Recall, except as otherwise prohibited by law or contract. BioPad shall not initiate a Recall until it has communicated its intention to Synova and provided Synova with data and information relating to the proposed Recall and a reasonable opportunity to evaluate and comment on its implementation. Further, unless otherwise agreed by the parties, BioPad will be responsible for communication to Synova customers regarding any such Recall. All costs and expenses, including, but not limited to, the expenses of notification and destruction or return of the defective Licensed Product, and the cost of replacement Licensed Product, paid or incurred by Synova relating to any Recall shall be reimbursed by BioPad, provided it is BioPad's fault, and shall be borne and reimbursed by Synova if it is Synova's fault.

         6.4 Medical Device Reports. BioPad or Synova, as the case may be, will immediately (within two (2) business days) notify the other party in writing of any event or complaint that gives rise or could give rise to the need to file a Medical Device Report (hereinafter, an "MDR") within the meaning of the U.S. Federal Food, Drug and Cosmetic Act, as amended (the "ACT"), with respect to any Licensed Product or the manufacture, distribution or use thereof in accordance with the MDR regulation, 21 C.F.R. Part 803, as amended. Synova shall be responsible for preparing and shall file any MDR that is required by law. If, as a result of any corrective action or any final, non-appealable or non-appealed governmental or court action, an MDR is required to be issued for any Licensed Product sold hereunder, Synova shall bear the costs and expenses of and shall be responsible for all corrective actions associated with such MDR.

         6.5 MSDS. BioPad shall promptly provide to Synova or its customers upon request all required Material Safety Data Sheets ("MSDS") for any Licensed Product containing hazardous chemicals as required by international, national, state or local law.

         6.6 Confidential Information. All notices, correspondence, submissions, filings, MDR's, MSDS's and other information provided by one party to the other party under this Article 6 shall be "Confidential Information" under this Agreement.

         6.7 Compliance with Laws. In performing this Agreement, each party shall comply with all applicable treaties, laws and regulations, and shall not be required to perform or omit to perform any act required or permitted under this Agreement if such performance or omission would violate the provisions of any such treaty, law or regulation.


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7. INTELLECTUAL PROPERTY

         7.1 Third Party Infringement. BioPad or Synova, as the case may be, shall keep the other party currently advised of any and all claims, suits, proceedings, actions, and efforts regarding claims of infringement, interference, and misappropriation relative to the Licensed Products. Synova shall provide reasonable assistance in connection with such claims of infringement to the extent required pursuant to Section 7.2 or 7.3 and as is reasonably requested by BioPad.

         7.2 Trademarks. BioPad hereby grants to Synova, and Synova hereby accepts, a non-exclusive, fully paid-up, royalty free license to use the names, logos, slogans, symbols, service marks, and other trademarks of BioPad ("BIOPAD TRADEMARKS") only in connection with its exercise of the rights granted to it under Section 2.1 according to this Agreement, and shall not use BioPad Trademarks for any other product or purpose. All uses of the BioPad Trademarks pursuant to such license shall inure to the benefit of BioPad.

         7.3 Patents and Know-How.

             (a) Should BioPad or Synova become aware of any infringement, misappropriation, or any potential infringement or misappropriation by a third party of any Know-How or Patent Rights, BioPad or Synova, as the case may be, promptly shall notify the other party in writing, including in such notification all known or reasonably ascertainable details and facts relating thereto. BioPad shall have the right, but shall not be obligated, to prosecute such misappropriation and infringements; provided, however, that if BioPad fails to prosecute or to take other, commercially reasonable steps to abate such infringement, misappropriation, or potential infringement or misappropriation, or, upon inquiry, indicates that it does not intend to do so, Synova has the right to do so independently upon prior notice to BioPad and will select counsel and control the action.

             (b) The total cost of any infringement or misappropriation action commenced or taken solely by BioPad shall be borne by BioPad and BioPad shall keep any recovery or damages for past infringement or misappropriation derived therefrom, including, without limitation, the settlement thereof. The total cost of any infringement or misappropriation action commenced or taken solely by Synova shall be borne by Synova and Synova shall keep any recovery or damages for past infringement or misappropriation derived therefrom, including, without limitation, the settlement thereof. In all actions taken jointly by the parties, the parties will share the expenses equally and, and after the payment of the expenses, the parties shall share equally any and all funds recovered in such an action, including, without limitation, the settlement thereof.

             (c) In any infringement or misappropriation suit or other action as either party may institute to prosecute, perfect, protect, enforce or exercise the rights in or to the Licensed Products granted under the terms of this Agreement or any Know-How or Patent Rights related thereto, the other party hereto shall, at the request and expense of the party initiating such suit or taking such action, cooperate in all reasonable respects, including, without limitation, to the extent possible making available relevant non-privileged records, papers, information, samples,

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specimens, and the like. Such cooperation shall include, without limitation,
Synova being included as a party in any suit to enforce or defend any Know-How or Patent Rights, without expense to Synova, and BioPad being joined or named as a party to or bringing any such suit at the request of Synova for standing or other applicable purposes, without expense to BioPad.

         7.4 Patent Rights. Notwithstanding the foregoing, BioPad shall take any and all steps and actions necessary and appropriate to secure all available Patent Rights in the Territory (as may be modified under this Agreement from time to time) with regard to the Licensed Products (and each element and component thereof). If BioPad fails to take such steps and actions, Synova shall have the right to do so and any and all Patent Rights secured by Synova shall, notwithstanding anything else in this Agreement, be solely and exclusively owned by and recorded in the name of Synova; provided, however, Synova will grant to BioPad the exclusive, royalty-free right under such Patent Rights to manufacture the Licensed Products for the life of the Patent Rights.

         7.5 Security. Upon the occurrence of a Liquidation Event with respect to a particular Licensed Product, BioPad thereby grants to Synova, and Synova thereby accepts, the non-exclusive, perpetual, worldwide right to use and practice the claims under the Patents and the Know-How in order to manufacture the Licensed Product for the distribution in the Territory, in return for which Synova shall pay to the person, entity, or court official designated by the court a royalty of two percent (2%) of its net sales of those Licensed Products manufactured. The following shall be a "LIQUIDATION EVENT:" BioPad liquidates or discontinues all or a significant part of its business operations related to the Licensed Product.

         7.6 Synova Trademarks.

             (a) Synova shall have the right, in coordination with BioPad, to create, design, develop and/or use any and all names, slogans, symbols, logos, trade dress, service marks, and trademarks of the Licensed Products or in connection with which the Licensed Products will or may be marketed, promoted, sold, offered for sale, or distributed in the Territory ("SYNOVA TRADEMARKS"). Notwithstanding the foregoing, Synova shall have the sole and exclusive right to determine the Synova Trademarks. Synova shall, except to the extent explicitly stated in Paragraph (b), below, possess any and all right, title, and interest in and to the Synova Trademarks. Except to the extent explicitly stated to the contrary in this Section 7.6(d), solely and exclusively Synova shall have the right to take, and not to take, any and all actions and other measures to establish, protect, enforce, and defend rights in and to the Synova Trademarks.

         (b) Subject to the terms and conditions provided by Synova ("SYNOVA LICENSE TERMS") upon the termination or expiration of this Agreement BioPad shall have an exclusive, non-transferable right to use the Synova Trademarks owned by Synova to market, promote, sell, offer for sale, and distribute the Licensed Products in the Territory, to the same extent and with respect to the same Licensed Products as Synova used such Synova Trademarks to market, promote, sell, offer for sale, and distribute the Licensed Products in the Territory during the term of this Agreement; provided, however, (i) in the event such termination is by BioPad under and in accordance with Section 11.2 or Section 11.4, the foregoing BioPad right to use the Synova Trademarks in the Territory shall be royalty-free, and (ii) in the event of any other termination or expiration, the foregoing BioPad right to use the Synova Trademarks in the Territory shall be at and subject to the timely payment of the Trademark Royalty. Notwithstanding the forgoing sentence, BioPad shall have the right to use the Synova Trademarks outside of the Territory subject to (i) the timely payment of the Trademark Royalty and (ii) the Synova License Terms.

             The Synova License Terms will be commercially reasonable to protect and preserve the rights and interests of Synova in and to the Synova Trademarks. Synova will provide the Synova License Terms to BioPad on or before September 15, 2005 and the parties will mutually agree to such terms on or before such date.

             Any and all use of the Synova Trademarks and the goodwill associated therewith shall inure to the sole and exclusive benefit of Synova. Subject to the Synova License Terms, BioPad may authorize distributors to use the Synova Trademarks to distribute the Licensed Products, to the same extent and with respect to the same Licensed Products as Synova used such Synova Trademarks to distribute the Licensed Products in the Territory.

             Notwithstanding anything in Section 11.5(b), (x) upon breach of this Section 7.6(b) or the Synova License Terms by BioPad or any person or entity authorized by BioPad, any and all rights granted to BioPad and any and all persons and entities authorized by BioPad regarding the Synova Trademarks shall immediately terminate, and (y) in the event that BioPad does not use the Synova Trademarks in a particular jurisdiction for nine (9) consecutive months following BioPad's receipt of Synova's Offer with respect to a jurisdiction pursuant to Section 2.6, any and all rights granted to BioPad and any and all persons and entities authorized by BioPad regarding the Synova Trademarks in the related jurisdiction where Synova's Offer is so made shall immediately terminate. For the avoidance of doubt, any and all use of the Synova Trademarks outside the Territory is done entirely at BioPad's risk, and Synova makes no representations or warranties of any kind, express or implied, with respect to such use.

             (c) The "TRADEMARK ROYALTY" means: (i) with respect to Licensed Products marketed, promoted, sold, offered for sale, or distributed using or in connection with a Synova Trademark, the gross sales price of such Licensed Products multiplied by a percentage, not to exceed two percent (2%), as such percentage is agreed upon by BioPad and Synova; provided, however, if BioPad and Synova are unable to agree on such percentage, BioPad shall have no right to use any Synova Trademarks; or (ii) with respect to Licensed Products marketed, promoted, sold, offered for sale, or distributed using or in connection with both a Synova Trademark and a BioPad Trademark in close proximity with each other, the gross sales price of such Licensed Products multiplied by a percentage, not to exceed one and one-half percent (1 %2%), as such percentage is agreed upon by BioPad and Synova; provided, however, if BioPad and Synova are unable to agree on such percentage, BioPad shall have no right to use any Synova Trademarks. In all events the Trademark Royalty shall be due and payable to Synova within thirty (30) days after the end of each month during which any Licensed Products were marketed, promoted, sold, offered for sale, or distributed using or in connection with a Synova Trademark.

             (d) Should BioPad or Synova become aware of any infringement or any potential infringement by a third party of any Synova Trademark owned by Synova and used by

Synova to market, promote, sell, offer for sale, and distribute the Licensed Products in the Territory under this Agreement, BioPad or Synova, as the case may be, promptly shall notify the other party in writing, including in such notification all known or reasonably ascertainable details and facts relating thereto. Synova shall have the right, but shall not be obligated, to prosecute such infringements ("SYNOVA TRADEMARK INFRINGEMENTS"); provided, however, that if Synova fails to prosecute or to take other, commercially reasonable steps to abate such infringement or potential infringement, or, upon inquiry, indicates that it does not intend to do so, BioPad has the right to do so independently upon prior notice to Synova and will select counsel and control the action.

             (e) The total cost of any Synova Trademark Infringement action commenced or taken solely by Synova shall be borne by Synova and Synova shall keep any recovery or damages for past infringement derived therefrom, including, without limitation, the settlement thereof. The total cost of any Synova Trademark Infringement action commenced or taken solely by BioPad shall be borne by BioPad and BioPad shall keep any recovery or damages for past infringement derived therefrom, including, without limitation, the settlement thereof. In all actions taken jointly by the parties, the parties will share the expenses equally and, and after the payment of the expenses, the parties shall share equally any and all funds recovered in such an action, including, without limitation, the settlement thereof.

             (f) In any Synova Trademark Infringement suit or other action as either party may, as permitted hereunder, institute to prosecute, perfect, protect, enforce or exercise rights in or to Synova Trademarks used to market, promote, sell, offer for sale, and distribute the Licensed Products in the Territory under this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit or taking such action, cooperate in all reasonable respects, including, without limitation, to the extent possible making available relevant non-privileged records, papers, information, samples, specimens, and the like. Such cooperation shall include, without limitation, BioPad being included as a party in any suit to enforce or defend any Synova Trademark rights, without expense to BioPad, and Synova being joined or named as a party to or bringing any such suit at the request of BioPad for standing or other applicable purposes, without expense to Synova.

8. REPRESENTATIONS AND WARRANTIES

         8.1 By BioPad. BioPad hereby represents and warrants that:

             (a) BioPad has the full right, power and corporate authority to enter into this Agreement, and to make the promises set forth in this Agreement, and to grant the rights herein, and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement and the Agreement is enforceable against BioPad in accordance with its terms.

             (b) Each lot of Licensed Product delivered pursuant to this Agreement will continue, until the applicable expiration date (which such expiration date shall meet the requirements of Section 4.5), to conform to the Specifications, and shall be free from defects in materials and workmanship.

             (c) BioPad has good and marketable title to the Licensed Products, which shall be transferred to Synova upon Synova's taking possession of each Licensed Product.

             (d) No Licensed Product or BioPad Trademark, and no exercise by Synova of any of the rights granted to it under this Agreement, misappropriates, infringes, violates, or interferes with any patent, trademark, copyright, trade secret, or other intellectual property or proprietary right of any person or entity.

         8.2 By Synova. Synova represents and warrants that Synova has the full right, power and corporate authority to enter into this Agreement and to make the promises set forth in this Agreement, that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement, and that this Agreement is enforceable against Synova in accordance with its terms.

9. CONFIDENTIALITY

         9.1 Confidential Information. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose information to the other that the discloser deems proprietary and confidential ("CONFIDENTIAL INFORMATION"). Except to the extent expressly authorized by this Agreement or agreed to in writing by the parties, during the term of this Agreement and for a period of five (5) years following the termination of this Agreement, the receiving party shall take such reasonable measures to maintain such Confidential Information as confidential as it takes to protect its own proprietary and confidential information and shall not use, publish or otherwise disclose such Confidential Information.

         9.2 Permitted Disclosures.

             (a) Notwithstanding the above, nothing contained in this Agreement shall preclude either one party from utilizing or disclosing to others its own Confidential Information or utilizing Confidential Information received from the other party as may be required by court or other government order or as otherwise required by law, provided that, to the extent the disclosure pertains to Confidential Information of the other party, the one party shall promptly notify the other party in writing of the order or law and use reasonable efforts to cooperate with such other party's efforts to obtain a protective order covering such disclosure.

             (b) In addition to the foregoing, Synova and BioPad may disclose the Confidential Information of the other party to its directors, officers, employees, legal counsel, contractors, or agents ("REPRESENTATIVES") who have a reasonable need for the Confidential Information in the performance of their services in connection with the matters set forth in this Agreement, who are informed of the confidential nature of the Confidential Information, and who are bound not to disclose such Confidential Information or use the same except in performance of such services. The receiving party shall be fully responsible for enforcing as to the receiving party's Representatives the obligations of this Agreement and to cause its Representatives to comply with such obligations.

         9.3 Exclusions. Notwithstanding anything else in Section 9.1, "Confidential Information" does not include any information that:

             (a) is known to the receiving party before receipt thereof under this Agreement; or

             (b) is disclosed to the receiving party without restriction by a third party lawfully in possession of such information and not under an obligation of nondisclosure; or

             (c) is or becomes part of the public domain through no breach of this Agreement; or

             (d) is independently developed by or for the receiving party without reference to Confidential Information of the other party.

10. INDEMNIFICATION

         10.1 Indemnification by BioPad. BioPad shall indemnify and hold harmless Synova and its officers, directors, employees, representatives, and agents (collectively, "SYNOVA INDEMNIFIED ENTITIES") from and against any and all liabilities, damages, risks, obligations, losses, costs, and expenses, including, without limitation, reasonable attorneys' and other legal fees ("LIABILITIES"), and shall defend the Synova Indemnified Entities against any and all claims, actions, suits, proceedings, and hearings, arising out of or resulting from: (i) BioPad's breach of any of its representations or warranties set forth in this Agreement; (ii) BioPad's material default in the performance of any of its obligations under this Agreement; and, (iii) any negligence or willful misconduct on the part of BioPad or its agents in connection with the Licensed Products or related to this Agreement.

         10.2 Indemnification by Synova. Synova shall indemnify and hold harmless BioPad and its officers, directors, employees, representatives, and agents (collectively, "BIOPAD INDEMNIFIED ENTITIES") from and against any and all Liabilities, and shall defend the BioPad Indemnified Entities against any and all claims, actions, suits, proceedings, and hearings, arising out of or resulting from: (i) Synova's breach of any of its representations or warranties set forth in this Agreement; (ii) Synova's material default in the performance of any of its obligations under this Agreement; (iii) any representation or warranty made by Synova as to the Licensed Products, other than any representation or warranty contained in written information provided by BioPad or authorized in writing in advance by BioPad; and, (iv) any negligence or willful misconduct on the part of Synova or its agents in connection with the Licensed Products or related to this Agreement.

         10.3 Conditions of Indemnification. With respect to any claim for which one party seeks indemnification from the other party hereunder ("ALLEGED INDEMNIFYING PARTY"), the party seeking indemnification ("ALLEGED INDEMNIFIED PARTY") shall: (i) advise the Alleged Indemnifying Party of such claim, in writing, within twenty (20) days after the Alleged Indemnified Party has received notice of such claim, or within such other period of time so as not to materially prejudice the rights and obligations of the Alleged Indemnifying Party under this

Article 10, whichever period is shorter; (ii) give the Alleged Indemnifying Party the sole right to defend and settle the claim; and, (iii) provide all reasonable cooperation and assistance requested the Alleged Indemnifying Party and its representatives in the investigation and defense of any such claim for which indemnification is sought. Neither party shall settle, compromise, or consent to the entry of any judgment with respect to any claim that is the subject of indemnification hereunder without the other party's advance written consent, which consent shall not be withheld, delayed, or conditioned unreasonably. In any matter that is the subject of indemnification hereunder, the Alleged Indemnified Party may participate in the defense of such claim at its own expense; provided, however, if the Alleged Indemnifying Party is in breach of any of its obligations under Sections 10.1 (where BioPad is the Alleged Indemnifying Party) or 10.2 (where Synova is the Alleged Indemnifying Party), the Alleged Indemnified Party shall have the right to assume, at the sole cost and expense of the Alleged Indemnifying Party, all aspects of the defense and settlement of the claim, action, suit, proceeding, or hearing with respect to which the Alleged Indemnifying Party is in breach of its obligation.

         10.4 Insurance. Synova, during the term of this Agreement and thereafter for the periods described by the applicable statutes of limitation, shall at its sole cost and expense obtain and keep in force a policy of comprehensive general liability insurance with bodily injury, death and property damage limits of at least one million U.S. dollars ($1,000,000) per occurrence and three million U.S. dollars ($3,000,000) in the aggregate, including product liability coverage. BioPad, during the term of this Agreement and thereafter for the periods described by the applicable statutes of limitation, shall at its sole cost and expense obtain and keep in force a policy of product liability insurance and such other policies of insurance with such coverages and in such amounts as is commercially reasonable for a manufacturer of a product that is substantially similar to the Licensed Products and that is being distributed in the Territory. On or before the beginning of the first Distribution Year, BioPad and Synova shall furnish to the other party a certificate of insurance, in form reasonably acceptable to the other party, evidencing the insurance required hereunder, naming the other party as additional insured, and providing for at least thirty (30) days' prior written notice to the other party of any cancellation, termination or change of such insurance coverage.

         10.5 Limitation of Liability. EXCEPT RESULTING FROM BREACHES OF THE PARTY'S REPRESENTATIONS OR WARRANTIES UNDER SECTION 8 AND EXCEPT FOR THE PERFORMANCE OF ITS OBLIGATIONS UNDER SECTIONS 10.1 AND 10.2, IN NO EVENT SHALL BIOPAD OR SYNOVA BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY, OR EXTRA-CONTRACTUAL DAMAGES OF ANY KIND WHATEVER ARISING FROM OR CONNECTED WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST REVENUES, OR LOSS OF BUSINESS, REGARDLESS OF LEGAL THEORY (INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE), WHETHER OR NOT FORESEEABLE, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES AND EVEN IF THE REMEDIES OTHERWISE PROVIDED BY THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

THE REMEDIES SPECIFICALLY PROVIDED BY THIS AGREEMENT AND THE PROVISIONS OF THIS SECTION ALLOCATE BETWEEN THE PARTIES THE RISKS UNDER THIS AGREEMENT, SOME OF WHICH MAY BE UNKNOWN OR UNDETERMINABLE. SUCH LIMITATIONS WERE A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT, AND THE PARTIES HAVE RELIED UPON SUCH LIMITATIONS IN DETERMINING WHETHER TO ENTER INTO THIS AGREEMENT.

11. TERM/TERMINATION

         11.1 Term and Expiration. The initial term of this Agreement with respect to each Licensed Product shall commence on the Effective Date and, unless sooner terminated as provided in this Agreement, shall continue in effect until the last day of the fifteenth (15th) Contract Year. Thereafter, with regard to each Licensed Product this Agreement shall automatically renew for periods of two (2) Contract Years each, unless one party provides the other with a written notice of termination at least ninety (90) days prior to the end of the then-current initial or renewal term, as the case may be, for a particular Licensed Product.

         11.2 Termination for Cause. Upon any material breach of this Agreement by either party with respect to one or more Licensed Products, the non-breaching party may terminate this Agreement as to that Licensed Product(s) upon thirty
(30) days' prior written notice to the breaching party, if the breaching party fails to cure such breach within such period. In the event that Synova fails to pay to BioPad any amounts due under this Agreement for a particular Licensed Product, and fails to cure such failure within thirty (30) days after receiving written notice from BioPad of the failure, BioPad shall have the right to terminate this Agreement regarding such Licensed Product.

         11.3 Termination by Agreement. This Agreement may be terminated at any time, with respect to one or more Licensed Products, upon mutual agreement of the parties.

         11.4 Termination for Insolvency. Either party may terminate the agreement upon written notice to the other in the event of:

             (a) insolvency of the other party, or the appointment of a receiver by the other party for all or any substantial part of its properties, provided that such receiver is not discharged within sixty (60) days of its appointment;

             (b) the adjudication of the other party as bankrupt;

             (c) the admission by the other party in writing of its inability to pay its debts as they become due;

             (d) the execution by the other party of an assignment for the benefit of its creditors; or

             (e) the filing by the other party of a petition to be adjudged as bankrupt, or a petition or answer admitting the material allegations of a petition filed against the other party in any bankruptcy proceeding, or the acts of the other party to any other judicial proceeding intended to effect a discharge of the debts of the other party, in whole or in part.

         11.5 Consequences of Expiration or Termination. Upon the expiration or termination of this Agreement with respect to a particular Licensed Product:

             (a) Each party shall return or destroy, and certify to such destruction of, all Confidential Information of the other party related to such Licensed Product (and not related to any other Licensed Product), except that each party may maintain one (1) copy for archival purposes and except as set forth in Paragraph (c), below; and

             (b) Neither party shall be relieved from any obligation that accrues with respect to such Licensed Product pursuant to this Agreement before the effective date of the termination or expiration. The provisions of Sections 4.4(b), 4.6, 6.2, 6.3, 6.4, 6.5, 7.4, 7.6, and 11.5 and Articles 5, 8, 9, 10,
and 12 shall survive any expiration or termination of this Agreement.

             (c) Synova shall have the right, for one hundred twenty (120) days following termination or expiration of this Agreement with respect to a particular Licensed Product, to sell in the Territory any inventory of such Licensed Product in its possession; provided, however, if BioPad offers to purchase such inventory on commercially reasonable terms and conditions agreed upon by Synova, Synova shall sell such inventory to BioPad on such terms and conditions.

         11.6 Inclusive Remedy. Except as otherwise provided in this Agreement, each party shall have the rights and remedies set forth herein, in addition to any other remedies which it may have under applicable statutory or common law. Each party shall have the sole discretion to determine which of its rights and remedies, if any, it shall pursue, and such party shall not be required to exhaust any of its other rights or remedies before pursuing any one of the rights and remedies set forth in this Agreement.

12. MISCELLANEOUS

         12.1 Notices. All notices, requests or other communications required or permitted to be given under this Agreement to any party shall be in writing and shall be deemed to have been sufficiently given when delivered by personal service or sent by registered mail or a recognized private mail carrier service or facsimile with a written confirmation copy, to the recipient addressed as follows:

         (a) If to Synova:                                 with a copy to:
             Synova Pre-Natal Healthcare, Inc.             Blank Rome LLP
             1400 North Providence Road                    One Logan Square
             Suite 6010                                    Philadelphia, Pennsylvania 19103
             Media, Pennsylvania 19063                     U.S.A.
             U.S.A.                                        Attention: Alan L. Zeiger, Esquire
             Attention: Stephen E. King, C.E.O.            Fax: 215-569-5628
             Fax: 601-565-7081

         (b) If to BioPad:                                 with a copy to:
             BioPad Ltd.                                   Shiboleth, Yisraeli, Roberts, Zisman
             6 Tfutzot Israel                                & Co.
             6 Givataim                                    46 Montefiore Street
             Israel                                        Tel Aviv 62501, Israel
             Attention: Hanoch Kaftzan, C.E.O.             Attention: Itzhak Zisman, Adv.
             Fax: 972-3-7329319                            Fax: 972-3-7103322

         All such communications shall be deemed to be effective on the day received and shall be sent to the recipient by registered mail (postage paid), by facsimile (transmission confirmed), or by reputable overnight courier. Either party must provide to the other written notice of change of address, in which event any communication shall thereafter be given to such party as above provided at such changed address.

         12.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Notwithstanding the foregoing, neither party may assign or delegate any of its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party, which consent may not be withheld unreasonably; provided, however, Synova may assign or delegate any of its rights or obligations under this Agreement, in whole or in part, to any organization or entity directly or indirectly controlled by, under common control with, or controlling Synova, provided that Synova shall be secondarily liable to BioPad for the assignee's performance of its obligations hereunder.

         12.3 Waivers. Any delay or failure or by either party to strictly enforce any term or provision of this Agreement shall not be construed as a waiver or a continuing waiver of other breaches of the same nature or other covenants or conditions of this Agreement.

         12.4 Relationship of Parties. The relationship of the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the parties as partners, joint ventures, or either party as an agent or employee of the other. Neither party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other party to any contract, agreement or undertaking with any third party, and no conduct of the parties shall be deemed to infer such right.

         12.5 Resolution Of Disputes

         (a) Amicable Settlement. If at any time a question or controversy shall arise between the parties related to this Agreement upon which the parties cannot agree, such question or controversy (the "DISPUTE") shall be finally settled pursuant to the expedited dispute resolution process as set out in this
Section 12.5. If either party believes a Dispute exists, it shall promptly give written notice of such Dispute to the other party, with reasonable detail concerning the nature and subject matter of the Dispute. For thirty (30) days following such notice, the parties shall discuss whether they can mutually agree to a resolution of the Dispute.

         (b) ICC Mediation. If the parties cannot resolve the Dispute in accordance with the procedures set out in Paragraph (a), above, within the time frames set forth therein or such longer period as the parties mutually agree, then either party may submit the Dispute for resolution by mediation in accordance with the Rules of Conciliation of the International Chamber of Commerce (the "ICC") as modified by the provisions of this Paragraph (b). Such mediation shall be conducted for thirty (30) days or such longer period as the parties mutually agree. A single mediator shall be selected by mutual agreement of the parties from a roster of names submitted to the parties by the ICC. Each party will bear its own expenses in connection with the mediation. The expenses and fees of the mediator and the ICC will be borne equally by the parties. Either party may be represented by counsel in connection with the mediation. Position statements of the parties will be exchanged between the parties and provided to the mediator prior to any mediation session. At least one mediation session will be held, with additional sessions as suggested by the mediator and agreed by the parties.

         (c) ICC Arbitration. If the parties cannot resolve the Dispute in accordance with the procedures set out in Paragraph (a), above, within the time frames set forth therein or such longer period as the parties mutually agree, then either party may submit the Dispute for final and binding resolution by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce as modified by the provisions of this Paragraph (c). The arbitration process shall be commenced by the initiating party giving written notice to the other party of its intention to arbitrate along with the name and address of its designated arbitrator (the "DEMAND"). Within fifteen (15) days after receipt of such Demand, the other party shall give notice to the first party of the appointment and name and address of the second arbitrator. Within fifteen (15) days after appointment of the second arbitrator, the two arbitrators so appointed shall appoint a third arbitrator as chairman of the arbitration tribunal. If any appointment is not made within the time specified, then the President of the International Chamber of Commerce shall have the power, on the request of either party, to make such appointments. The arbitration shall be conducted in the English language, in accordance with the Rules of the International Chamber of Commerce. In arriving at their decision, the arbitrators shall consider the pertinent facts and circumstances and be guided by the terms and conditions of this Agreement. The arbitrators shall not, however, have the power to: (i) impose obligations involving the limitations of liability or applicable remedies other than those set forth in and permitted by this Agreement; or (ii) award any punitive or consequential damages or any multiple of compensatory damages other than those permitted by this Agreement. Both parties shall have the right to present documentary evidence and witnesses and the right to cross-examine witnesses. The written decision of the arbitrators shall be final and binding upon both parties, and neither party shall seek recourse to a law court or other authorities to appeal for revisions of such decision. Reasonable expenses of the arbitration shall be borne in accordance with the decision of the arbitration. On request of either party, a transcript of the hearings shall be prepared and made available to the parties. The arbitrators shall be instructed to provide a detailed written opinion, in the English language, setting forth the basis for each of their findings. Venue for any and all such proceedings shall be in London, England. Any judgment or award rendered by the arbitrators in any matter brought or submitted shall be enforceable in the courts of the State of Israel or the United States of America.

         (d) Notwithstanding anything else in this Section 12.5, either party may bring any action seeking equitable relief in any court of competent jurisdiction.

         12.6 Severability. If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court or agency of competent jurisdiction, that provision shall be severed or shall be modified by the parties so as to be legally enforceable (and to the extent modified, it shall be modified so as to reflect, to the extent possible, the intent of the parties), and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

         12.7 Amendments; Headings. Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be amended or waived except by a written instrument signed by both parties. The headings of the Articles and Sections of this Agreement have been added for the convenience of the parties and shall not be deemed a part hereof.

         12.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single Agreement.

         12.9 Final Agreement. This Agreement, including the exhibits hereto (which are a part of and are incorporated by reference into this Agreement), is the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other such prior agreements and understandings, written or oral, express or implied.

         12.10 Tax Characterization. The parties hereby acknowledge that the arrangement described herein constitutes solely a distribution agreement with respect to the sale of certain products and shall be treated for all foreign, federal, state and local income tax reporting purposes on a basis consistent with such characterization.


                          [Remainder of page is blank]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized representative:

Synova Pre-Natal Healthcare, Inc.        BioPad Ltd.

By: /s/ Stephen E. King                  By: /s/ Hanoch Kaftzan [STAMP - BIOPAD. LTD.]
    ----------------------------             -----------------------------
Name: Stephen E. King                    Name: Hanoch Kaftzan
Title: C.E.O.                            Title: C.E.O.
Date:                                    Date:
     ---------------------------              ----------------------------

                                   EXHIBIT A
                      LICENSED PRODUCTS AND PURCHASE PRICES

1. LICENSED PRODUCTS

  LICENSED PRODUCT                       COMPONENT
---------------------  -----------  --------------------  ----------------
BioPad Fetal Monitor                Electronic card for
                                    detecting fetal
                                    movement and
                                    processing logging
                                    and displaying the
                                    result and disposable
                                    pads for such
                                    electronic card

BioPad Data Interface               Data
                                    interface/reader for
                                    BioPad Fetal
                                    Monitor

2. PURCHASE PRICES

2.1 The Purchase Price for each Licensed Product shall be EXW (place of manufacture) Incoterms 2000.

2.2 The parties shall agree on the Purchase Price on or before May 1, 2006. In the event the parties are unable to agree upon the Purchase Price by such date, such failure shall be deemed a Dispute and shall be resolved pursuant to Section
12.5 consistent with the parties' desire that each party make a reasonable amount of profit in connection with the performance of its obligations and exercise of its rights under this Agreement and that, in any case, (a) BioPad recover its commercially reasonable direct and indirect costs incurred in manufacturing the minimum quantities of Licensed Products identified in Section
3.5 and in the fulfillment of the Licensed Products and (b) the costs incurred to create the Synova Trademarks not be part of the calculation pursuant to which the parties' respective reasonable amount of profit is determined.

                                    EXHIBIT B
                                     PATENTS



U.S. Patent Application Ser. No. 10/522,545, titled Bio-Filter Pad for Facilitating the Detection of an Occurrence of a Physiological Action, and Method Therefor, and Fetal Activity Monitoring Apparatus, filed date of January 27, 2005

International Appl. No. PCT/1L2003/000609, titled Bio-Filter Pad for Facilitating the Detection of an Occurrence of a Physiological Action, and Method Therefor, and Fetal Activity Monitoring Apparatus, filing date of 24 July 2003

                                   EXHIBIT C
                          U.S. Financial Institutions



AmSouth                                       Alliance Bank
Bank of America                               Bancorp Bank
Bank of New York                              Beneficial Savings Bank
BB&T                                          Citizens Bank
Capital One                                   Bryn Mawr Bank
Citigroup                                     Firstrust Savings
Comerica                                      Fleet Bank
Commerce                                      Harleysville Savings
Compass                                       Hudson United Bank
Fifth Third                                   National Penn Bank
First Horizon                                 Parke Bank
Golden West                                   Progress Bank
Hibernia                                      Republic First Bank
Huntington                                    Royal Bank of Pennsylvania
J.P. Morgan Chase                             United Trust Bank
KeyCorp                                       Univest National Bank and Trust
MBNA                                          Willow Grove Bank
M&T
Marshall & Ilsley
Mellon
National City
North Fork
Northern Trust
PNC
Popular
Providian Financial
Regions
Sovereign
State St.
SunTrust
Synovus
TD Banknorth
U.S. Bancorp
Wachovia
Washington Mutual
Wells Fargo
Westcorp
Zions





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